SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between AMER SALEEM (“Employee”) and BCB COMMUNITY BANK (“Employer”) (collectively, “the Parties”), both of whom wish to separate their employment relationship in an amicable manner.  This Agreement shall become effective as of the date set forth in Paragraph 14 herein (the "Effective Date").

Now, therefore, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.     Separation Date.  Employee’s last day of employment with the Employer shall be May 31, 2014  (the "Separation Date”).  The Employer will pay Employee his salary through the Separation Date, and all normal deductions and regular payroll tax withholdings will be made. These monies shall be included on the W-2 form that the Employer shall issue for 2014. The  Employer  shall continue  to  provide  all  Employee  Benefits  to  which  Employee was entitled through the Separation Date, except as modified herein.

2.   Severance.  In consideration for the promises made by Employee herein, the Employer shall make a payment to Employee in the amount of $175,000.00 ("Severance Payment"). The payment of the monies described in this paragraph shall be delivered to Employee within thirty (30) days of the Effective Date of this Agreement.   The Severance Payment shall be subject to applicable taxes and other payroll deductions required by law, and these monies shall be included on the W-2 form the Employer will issue to Employee for 2014.

3.    401(k) Contribution.  Employee shall be entitled to have deducted from the Severance Payment the maximum contribution allowed him by law to fund his portion of his 401(k) Plan with Employer for the calendar year 2014. The Employer shall not be required to make any contribution to the Employee's 401(k) Plan based upon the Severance Payment received by the Employee. The Employer shall make any contributions it is required to make under the Employee's 401(k) Plan through May 31, 2014.

4.    Taxes.  Employee agrees that, to the extent that any federal, state or local taxes may be or become due or payable as a result of the Severance Payment, he shall be solely responsible for paying such taxes. Employee further agrees that he will indemnify the Employer, its agents, employees, members, former employees, partners, directors, officers, trustees, consultants, shareholders, attorneys and insurers, both past and present, from, and hold them harmless against, any claim, liability, penalty or tax made and/or imposed by any local, state or federal governmental entity or a  court of competent jurisdiction for such unpaid taxes, including costs and counsel fees incurred by the Employer as a result of such claims.

5.   Health Insurance Coverage.  Employer shall provide Employee with the health insurance coverage and dental coverage which is substantially similar to the health insurance coverage in place for the Employee as of the Separation Date through May 31, 2015 ("Health Coverage"). The Employer shall be responsible for making its share of the premium payment for the Health Coverage in the same proportion as in effect as of the Separation Date. The Employee shall be responsible for making his share of the premium payment for the Health Coverage in the same proportion as in effect as of the Separation Date. The Employee's share of the premium payment for the Health Coverage through May 31, 2015, shall be deducted, in full, from the Severance Payment. The Employer shall make payments from that deduction for the Health Coverage through May 31, 2015. The Health Coverage shall remain in effect for so long as the Employee is not eligible for reasonably-comparable health insurance through a different employer.  If the Employee becomes eligible for reasonably-comparable health insurance through a different employer, the Employer shall refund to the Employee, on a pro rata basis, the amount deducted from the Severance Payment for the Health Coverage.

6.Other Benefits.  As of the Separation Date, any and all other benefits including, but not limited to, life insurance and/or disability coverage shall cease and terminate, which shall also include the Employee’s participation in employee benefit plans, including, but not limited to stock benefit plans, retirements plans, supplemental retirement plans, pension plans, profit-sharing, health-and-accident plans and any other employee benefit plan made available by Employer to the Employee as of the Separation Date. However, nothing shall limit or affect, except as limited and/or affected by applicable law, the Employee’s ability to manage, maintain, administer and control the employee benefit plans, including his 401(k) Plan, in which the Employee participates as of the Separation Date.

7.Non-Compete/Non-Solicitation.  Employee hereby covenants and agrees that, for a period of one (1) year following the Effective Date of this Agreement, he shall not, directly or indirectly:

(a) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Employer, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever which competes with the business of the Employer within fifteen (15) miles from Employer’s current headquarters located at 591-595 Avenue C, Bayonne, New Jersey 07002;

(b) become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, financial institution, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity, which operates a branch within fifteen (15) miles from Employer’s current headquarters located at 591-595 Avenue C, Bayonne, New Jersey 07002; or

(c) solicit, provide any information, advice or recommendation, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Employer to terminate an existing business or commercial relationship with the Employer.

(d)	The provisions of this Section have been particularly bargained and negotiated for, 2 and are an integral and material part of the consideration upon which the Agreement is based. Employer shall at all timed maintain the right to seek enforcement of these provisions whether or not the Employer has previously refrained from seeking enforcement of any such provision as to Employee or any other individual who has signed an agreement with similar provisions.

8.General Release.  In consideration for the payments and other consideration given in this Agreement, Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Employer and any of its predecessors, successors, parents, affiliated or subsidiary companies, and its or their present or former officers, directors, agents, Board members, representatives or employees, and the various Employer benefit plans, committees, trustees, fiduciaries, trusts and their respective successors and assigns, heirs, executors and personal or legal representatives (hereinafter collectively referred to as the “Releasees”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, costs, losses, accounts, covenants, contracts, controversies, agreements, promises, leases, damages, obligations, liabilities, and expenses (including attorneys' fees and costs) of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, in law, equity, or mixed, that Employee ever had, now has, or hereafter can, shall or may have against the Employer by reason of, on account of, or arising out of any matter, cause or thing whatsoever that has happened, developed, or occurred prior to the date of this Agreement. The claims released include, but are not limited to:

(a)all statutory claims, including but not limited to claims arising under the New Jersey Law Against Discrimination (as amended), the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act (as amended), the New Jersey Family Leave Act, Title VII of the Civil Rights Act of 1964 (as amended), Sections 1981 through 1988 of Title 42 of the United States Code (as amended), the Age Discrimination in Employment Act of 1967 (as amended, including the Older Workers’ Benefit Protection Act), the Americans with Disabilities Act of 1990 (as amended), the Rehabilitation Act, the Employee Retirement Income Security Act of 1974 (as amended), the Fair Labor Standards Act (as amended), the Uniformed Services Employment and Reemployment Rights Act of 1994, the National Labor Relations Act (as amended), the Federal Warn Act (as amended), the New Jersey Millville Dallas Airmotive Plan Job Loss Notification Act (as amended), the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act (as amended), the Equal Pay Act (as amended), the New Jersey Minimum Wage Law (as amended), the New Jersey Wage and Hour Law (as amended), Equal Pay Law for New Jersey (as amended), the New Jersey Worker Health and Safety Act (as amended) the Labor Management Relations Act (as amended);

(b)all claims arising under the United States or New Jersey Constitutions;

(c)all claims arising under any Executive Order or derived from or based   upon any state or federal regulations;

(d)all common law claims, including but not limited to any and all rights to discovery, claims for wrongful discharge, constructive discharge, violation of public policy, breach of an express or implied contract, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, conspiracy, tortious interference with contract or prospective economic advantage, promissory estoppel, equitable estoppel, fraud, misrepresentation, detrimental reliance, retaliation, and negligence;

(e) all claims for any compensation including commissions, back wages, front pay, punitive damages, pay increases, bonuses or awards, fringe benefits, disability benefits, severance benefits, reinstatement, retroactive  seniority, pension benefits, contributions to retirement plans, or any other form of economic loss;

(f) all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, interest, liquidated damages, and punitive damages; and

(g) all claims for costs, interest, and attorneys’ fees.

Nothing contained in this paragraph is intended, nor shall be construed: (i) to waive or release any future claim arising after the date this Agreement is signed by Employee; or (ii) to limit Employee’s right to enforce the terms of this Agreement.  Employee understands that the Employer’s offer to provide the payments and other consideration in this Agreement, does not constitute an admission by the Employer that it has violated any statute, regulation, ordinance, contract, agreement or any other legal obligation that it may owe to him with respect to any aspect of his employment with the Employer or his separation therefrom.

Employee also acknowledges and agrees that while this Agreement does not preclude him from filing a charge with the National Labor Relations Board, the Equal Employment Opportunity Commission or a similar state or local governmental entity, or from participating in any investigation or proceeding with such governmental entity , he will not personally recover monies, and expressly waives the right to recover such monies for any complaint or charge filed against the Releasees with any federal, state or local governmental entity or court.

9.     Confidentiality.   after the Effective Date, Employee agrees not to divulge or use to the detriment of the Employer, his benefit, or the benefit of any other person, any proprietary or confidential information or trade secrets related to the Employer including, without limitation, knowledge of the business activities, plans for business activities, the Employer’s trade secrets or other intellectual property rights, personnel information, know-how, customer lists, pricing information or other confidential or proprietary data, including information acquired in connection with his employment by the Employer (collectively, “Confidential Information”), and further agrees as follows:

(a)  Employee recognizes and acknowledges that the Confidential Information are valuable, special and unique assets of the business of the Employer.  Employer will not disclose any Confidential Information to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Employee may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer.  Further, Employee may disclose information regarding the business activities of Employer to any bank regulator having regulatory jurisdiction over the activities of the Employer pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Employee of the provisions of this Section, the Employer will be entitled to an injunction restraining Employee from disclosing, in whole or in part, Confidential Information or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from Employee.

(b)Information/Cooperation.  Employee shall, upon reasonable notice, furnish such information and assistance to Employer as may be reasonably required by Employer, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Employee shall not be required to provide information or assistance with respect to any litigation between Employee and Employer or any other subsidiaries or affiliates.

(c)Employee and the Employer agree to maintain in confidence and not to disclose the terms of this Agreement, including but not limited to the amount of same and/or any facts surrounding Employee’s employment and separation from employment. It shall not be considered a breach of the obligation of confidentiality for Employee to make disclosure of the settlement terms to his immediate family (who shall first be expressly advised of, and also be bound by, the same requirement of confidentiality), or to make disclosure of the settlement terms and the underlying events in order to obtain private and confidential legal, tax or financial advice, or to respond to any inquiry from any governmental entity or Employer regarding a tax filing or in response to a court order. Employee agrees that if he is served with or otherwise receives notice of any such court order, or if he believes such disclosure is required by any state or federal law, he shall immediately provide written notice to the Employer so that it may be afforded the opportunity to oppose same prior to any such disclosure. It shall not be considered a breach of the obligation of confidentiality for the Employer to make disclosure of the terms of this Agreement to the extent necessary to obtain approval for, and as required for implementation of, the terms, or for purposes of reporting this Agreement internally, or as part of normal external disclosure of financial information to an auditor, or as required by taxing or other governmental authorities. Employee and the Employer represent that no unauthorized disclosures concerning the terms of the Agreement were made prior to signing this Agreement. In the event Employee is asked about the terms of this Agreement, he may state that he and the Employer have separated their employment relationship in an amicable manner.

10.     Return of Property.  If he has not done so already, Employee shall return to the Employer all of its property in his possession including, but not limited to, all corporate credit cards, iPads, computers, laptops, cell phones, Blackberries, accessories, books, records, documents, data, and other materials and equipment owned by the Employer. All information or data of any type, whether created, sent or received by Employee on any computer, e-mail system or other electronic medium to which he has been provided access by the Employer is solely and exclusively the property of the Employer. Employee shall have no ownership or other rights or any expectation of privacy with respect to any such material or content.

11.   Breach of the Agreement.  Any breach by Employee of his obligations under this Agreement shall be considered a material breach of this Agreement.  Employee acknowledges and agrees that, in the event of such a breach or threatened breach by him, the Employer, in addition to any other rights and remedies it may have, shall be entitled to appropriate injunctive relief and shall further be entitled to recover its reasonable costs and attorneys’ fees incurred in seeking relief for any such breach or threatened breach. In the event that either party breaches this Agreement, then the non-breaching party may commence any action in law or in equity to enforce its contractual rights. The successful party shall be entitled to apply to a court of competent jurisdiction for an award of reasonable attorney’s fees and court costs incurred in enforcing the terms of this Agreement. "Reasonable attorneys' fees and court costs" shall include attorneys' fees and legal expenses, whether or not there is a lawsuit, and attorneys' fees and legal expenses incurred in bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services  incurred by the  non-breaching party.

12.   Non-Disparagement. Employee and the Employer agree that they will not criticize, denigrate, or disparage each other as set forth herein. To that end, Employee will not make any comments or statements to the press, the Employer’s current or former employees, any individual or entity with whom the Employer has a business relationship, or any other person if such comment or statement could adversely affect the conduct of the business of the Employer, or any of the plans, prospects, or business reputation of the Employer. To the extent either Employee or the Employer are legally required to disclose to a governmental entity or other third party the reason(s) for Employee’s separation from the Employer, the Employer or Employee shall provide only his dates of employment and positions held. Any prospective employer of Employee shall be informed that such limited information is disclosed in accordance with the Employer’s policy.  Employee should direct any inquiries to John Brogan, Vice President/General Counsel. By agreeing to this provision, the Employer is not accepting liability for statements made by current or former employees made outside the scope of employment.

13.   Other Consideration.  Employee acknowledges that the only consideration he has received for signing this Agreement is as set forth herein. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with him or to him to cause him to enter into this Agreement. Employee further acknowledges that the consideration he is receiving from the Employer through this Agreement is greater than any amount he would otherwise be entitled to from the Employer.

14.   Review and Revocation.  Employee understands that he shall be given a period of ten  (10) calendar days from the Separation Date to review and consider this Agreement before signing it. He also understands that he is free to use as much of the ten  (10) day period as he wishes or considers necessary before deciding to sign this Agreement, and that he may request an extension of time, if necessary, to review and consider this Agreement before signing it.  If the Employee executes this Agreement within the aforesaid ten (10) calendar-day period, he understands that he may revoke his execution of the Agreement within three  (3) calendar days of signing it by delivering written notice of revocation to John Brogan, Vice President/General Counsel. If Employee has not revoked his signature of this Agreement by written notice received within the three  (3) day period, it shall become effective immediately at the conclusion of the three (3) day period (the "Effective Date").

15.  Opportunity to Consult with Attorney.  Employee agrees that he has had the opportunity to review this Agreement with an attorney, that the Employer recommends that he review this Agreement with an attorney, and that he fully understands the terms and conditions of this Agreement.

16.   Enforceability.  Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

17.   Choice of Law and Forum.  This Agreement shall be governed by New Jersey law, and the courts of the State of New Jersey, either federal or state, shall have jurisdiction over, and be the proper venue for, any disputes arising out of this Agreement.

18.    Entire Understanding.  This Agreement sets forth the entire understanding and agreement between the Parties and fully supersedes any and all prior contracts or agreements between the Parties pertaining to compensation or severance, and it likewise fully supersedes any and all other conflicting agreements or understandings between the Parties.

19.   Binding Effect.  Employee has carefully read this agreement, knows the contents THEREOF, Understands its terms, their meAning, and their effect upon his rights and the duties hereby undertaken by him, freely and vountarily assents to all the terms and conditions hereof, understands the final and binding effect of this agreement, and signs the same as his own free act, with the full intent of releasing employer from all claims as set forth HEREin.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE AND WAIVER OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT AND GENERAL RELEASE, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND BEEN ENCOURAGED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY.